OphthaliX Inc. Announces the Completion of Patient Enrollment for the Phase 3 Dry Eye Syndrome Study

South Jordan, Utah, and Petach Tikvah, Israel, March 15, 2013 – OphthaliX Inc. (OTCBB: OPLI) announced today that it has completed patient enrollment for a Phase 3 clinical study of CF101 for the treatment of Dry Eye Syndrome (DES). The randomized, double-masked study is conducted in the United States, Europe and Israel. The study includes 236 patients with moderate-to-severe DES who are randomized to receive two oral doses of CF101 and a placebo for a period of 24 weeks. The results of this study are expected to be announced in the fourth quarter of 2013.

"We are very pleased to have completed the patient enrollment for our Dry Eye Syndrome study,” commented Barak Singer, the CEO of OphthaliX. “Receiving additional clinical data is an important step for OphthaliX as we further develop CF101.  We are looking forward to the results of this study which will be released during the fourth quarter this year.”

About OphthaliX Inc.

OphthaliX Inc. is a clinical-stage biopharmaceutical company focused on developing therapeutic products for the treatment of ophthalmic disorders. OphthaliX's product candidate, CF101, is being developed to treat three ophthalmic indications: dry eye syndrome; glaucoma and uveitis.

About CF101

CF101, an A3 adenosine receptor agonist, is a novel, first in class, small molecule, orally bioavailable drug which demonstrated efficacy and an excellent safety profile in Phase 2 clinical studies. CF101 is currently developed for ophthalmic indications, including dry eye syndrome (Phase 3), glaucoma (Phase 2) and Uveitis. CF101 is also developed for the treatment of autoimmune inflammatory diseases including rheumatoid arthritis (Phase 2b) and psoriasis (Phase 2/3).

Contact:

KCSA Strategic Communications

Jeff Corbin / Phil Carlson

jcorbin@kcsa.com / pcarlson@kcsa.com

212-896-1233

This release contains forward-looking statements regarding OphthaliX’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts and the timeliness of development activities, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. OphthaliX undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.